KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Completes Reinsurance Placement

$325 million of total catastrophe limit purchased
$10 million retention maintained

Kingston, NY — July 6, 2023 – Kingstone Companies, Inc. (Nasdaq: KINS) (the “Company” or “Kingstone”), a Northeast regional property and casualty insurance holding company, announced today that its reinsurance program for the period July 1, 2023 through June 30, 2024 has been finalized.

Meryl Golden, Kingstone COO, stated, "I am delighted to let you know that Kingstone has finalized its 2023- 2024 catastrophe reinsurance placement. Kingstone purchased $325 million of total catastrophe limit. In spite of the hard reinsurance market, we were able to maintain our retention at $10 million. On a risk adjusted basis, the total cost accounted for 19% of March 31, 2023 premiums-in-force, 1 point higher than the prior year cost which accounted for 18% of March 31, 2022 premium-in-force. Over 25 reinsurers, including 3 new partners, participated in the program."

Jennifer Gravelle, Kingstone CFO, continued, "We have made numerous underwriting changes to better manage our catastrophe exposure and reduce the growth of our PML. For this treaty period, we were able to purchase a 6% lower limit as a result of these efforts."

About Kingstone Companies, Inc.

Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company (“KICO”). KICO is a New York domiciled carrier writing business through retail and wholesale agents and brokers. KICO offers primarily personal lines insurance products in New York, New Jersey, Rhode Island, Massachusetts, and Connecticut. Kingstone is also licensed in Pennsylvania, New Hampshire and Maine.

CONTACT:
Kingstone Companies, Inc.
Jennifer Gravelle
Chief Financial Officer
(845) 768-1970